NEWS RELEASE

FOR IMMEDIATE RELEASE

December 21, 2010

CAPITOL FEDERAL FINANCIAL, INC. COMPLETES SECOND STEP
CONVERSION AND $1.2 BILLION STOCK OFFERING

TOPEKA, Kansas - Capitol Federal Financial, Inc. (the "Company") (NASDAQ: CFFND), the holding company for Capitol Federal Savings Bank, announced today that it has completed its conversion from the mutual holding company structure and related public stock offering and is now a stock form holding company that is 100% owned by public stockholders. The Company sold a total of 118,150,000 shares of common stock at a purchase price of $10.00 per share in the offering, including 4,726,000 shares purchased by the Company's Employee Stock Ownership Plan.

As a result of the conversion, the Company, a newly formed stock corporation, became the holding company for Capitol Federal Savings Bank, and Capitol Federal Savings Bank MHC and Capitol Federal Financial ("CFF") have ceased to exist. All outstanding shares of CFF common stock (other than those owned by Capitol Federal Savings Bank MHC, which have been cancelled) have been converted into the right to receive 2.2637 shares of Company common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange, the Company now has approximately 167.5 million shares outstanding and a market capitalization of approximately $1.7 billion, based on the public offering price of $10.00 per share.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market tomorrow, December 22, 2010, under the symbol CFFND. After a period of 20 trading days, the trading symbol will revert to CFFN.

All shares of Capitol Federal Financial, Inc. will be in book-entry form. Statements reflecting ownership of shares of common stock purchased in the resolicitation offering and community offering are expected to be mailed to subscribers on or about December 23, 2010. Current CFF stockholders holding shares in street name or in book-entry form will receive shares of Capitol Federal Financial, Inc. within their accounts. Current CFF stockholders holding shares in certificated form will be mailed a letter of transmittal on or about December 23, 2010 and will receive ownership statements reflecting their shares of Capitol Federal Financial, Inc. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company's transfer agent.

Sandler O'Neill & Partners, L.P. managed the subscription, resolicitation and community offerings and acted as sole book-running manager of the syndicated offering. Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne Agee & Leach, Inc. and Stifel, Nicolaus & Company, Inc. acted as co-managers of the syndicated offering. Silver Freedman & Taff, L.L.P. acted as legal counsel to CFF and Capitol Federal Financial, Inc. in connection with the offering and conversion.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

For further information contact:

John Dicus
President and
Chief Executive Officer
700 S Kansas Ave.
Topeka, KS 66603
(785) 231-6370
jdicus@capfed.com

Jim Wempe
Vice President,
Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com	Kent Townsend Executive Vice President and Chief Financial Officer 700 S Kansas Ave. Topeka, KS 66603 (785) 231-6360 ktownsend@capfed.com